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                                                                    EXHIBIT 99.1



                                                  FOR MORE INFORMATION, CONTACT:
                                          Corporate Communications, Cygnus, Inc.
                                                     (650) 369-4300 www.cygn.com





FOR IMMEDIATE RELEASE



                   CYGNUS SIGNS U.S. MARKET RESEARCH AGREEMENT
                 WITH LIFESCAN FOR THE GLUCOWATCH(R) BIOGRAPHER

REDWOOD CITY, CA - MARCH 6, 2001 - Cygnus, Inc (Nasdaq: CYGN) today announced the signing of a U.S. Market Research Agreement with Lifescan, a Johnson & Johnson company, for the GlucoWatch(R) Biographer. Under terms of the agreement, Lifescan will have exclusive access for a limited period of time to data from a pilot marketing program to be conducted in the U.S. by Cygnus for the GlucoWatch Biographer, a frequent, automatic and non-invasive glucose monitoring device. The agreement also calls for Cygnus to have exclusive access to any market research conducted by Lifescan relating to the GlucoWatch Biographer. In addition, the agreement provides Lifescan a right of first refusal with respect to a Comprehensive Collaboration Agreement from the signing of the agreement to at least 60 days after market research data has been received by Lifescan. A Comprehensive Collaboration Agreement is defined in the agreement as one company providing all commercial functions necessary to market, sell, supply, distribute and support customers in the U.S. Neither Cygnus nor Lifescan, headquartered in Milpitas, California has any obligation to enter into a Comprehensive Collaboration Agreement, which would require the mutual agreement of both parties.

If the U.S. Food and Drug Administration (FDA) approves the pre-market approval
(PMA) application for the GlucoWatch Biographer, Cygnus anticipates conducting a pilot marketing program in the U.S. The pilot marketing program is expected to include about 100-150 people using the Biographer and participating in extensive market research. The objective of the research is to gather information on attitudes, practices and experiences among subjects with diabetes using the GlucoWatch Biographer, along with the attitudes and experiences of health care professionals who manage their care. The research is expected to run for at least three months once the pilot marketing program begins.

"We expect the GlucoWatch Biographer to provide new insights into glucose trends and patterns that would enable people with diabetes and their health care teams to make more informed choices about controlling blood sugar levels. We have already begun to see this from our efforts in the United Kingdom," stated John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc. "The pilot marketing program represents the first time the GlucoWatch Biographer will be used in the U.S. outside of controlled clinical trials and therefore provides a unique opportunity to observe the clinical utility of the GlucoWatch Biographer during normal usage."

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It has been a priority for Cygnus to establish alliances to develop, manufacture, and commercialize the GlucoWatch Biographer system. Cygnus is continuing commercialization discussions with companies ranging from international companies interested in a world-wide Comprehensive Collaboration to companies that would focus on specific geographies or would provide some, but not all, commercialization functions.

The GlucoWatch Biographer has the potential to be a major advance in diabetes management. In the U.S., the typical practice for millions of Americans with diabetes is to perform just a few blood-glucose measurements a day, resulting in only limited information about their glucose fluctuations. This lack of information can often contribute to inadequate treatment and, ultimately, to severe health complications. The GlucoWatch Biographer is a non-invasive system that automatically measures and displays glucose levels up to every 20 minutes for 12 hours, using a device worn like a wristwatch. It provides heretofore-unavailable information about glucose trends and patterns that may help people who have diabetes make more informed choices to control glucose levels and avoid complications. Other features include an alarm that can be set to detect high, low, and rapidly declining glucose levels, and a memory that can store the equivalent of three months of glucose measurements. The GlucoWatch Biographer is intended for detecting trends and tracking patterns in glucose levels in adults, 18 years and older who have diabetes. The device is meant to supplement, not replace, information obtained from standard home blood-glucose monitoring devices.

On December 6, 1999, Cygnus received a unanimous recommendation for approval of its PMA application for the GlucoWatch Biographer from the FDA's Clinical Chemistry and Clinical Toxicology Devices Panel of the Medical Devices Advisory Committee, subject to certain conditions. In May 2000 Cygnus received an approvable letter from the FDA for its GlucoWatch Biographer. An approvable letter means that the FDA has reviewed Cygnus' PMA application, as well as its own Advisory Committee's report and recommendation, and believes it will approve the application, pending specific final conditions. The FDA's conditions relate to manufacturing, final printed labeling materials, and post-market evaluations of aspects of product performance.

CYGNUS, INC., HEADQUARTERED IN REDWOOD CITY, CALIFORNIA, DEVELOPS AND MANUFACTURES NON-INVASIVE DIAGNOSTIC MEDICAL DEVICES, UTILIZING PROPRIETARY BIOSENSOR TECHNOLOGIES TO SATISFY UNMET MEDICAL NEEDS COST-EFFECTIVELY. THE COMPANY'S CURRENT EFFORTS ARE FOCUSED ON A FREQUENT, AUTOMATIC, AND NON-INVASIVE GLUCOSE MONITORING DEVICE (THE GLUCOWATCH BIOGRAPHER) AND ENHANCEMENTS THERETO.

This news release contains forward-looking statements regarding future events and the future performance of the company that involve risks and uncertainties that may cause the company's actual results to differ materially. Such factors include government approvals, commercial introduction, and market acceptance of the GlucoWatch Biographer. Further, there can be no assurance that the approvable letter from the FDA will result in approval from the FDA for the GlucoWatch Biographer. There can be no assurance that the company will be able to enter into a commercialization alliance or alliances or that the company will be able to outsource certain commercialization capabilities for launch if a worldwide commercialization alliance was not in place. There also can be no assurance that, if the company receives marketing approval from the FDA and signs commercialization agreements, the product can be successfully manufactured or marketed either in the U.S. or in Europe. The company refers you to the documents the company files from time to time with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the company's actual results to differ from the company's current expectations and any forward-looking statements contained in this news release.

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